EXHIBIT 8.1

                          [KING & SPALDING LETTERHEAD]





                                                 November 14, 1996


Rhodes, Inc.
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319

Heilig-Meyers Company
2235 Staples Mill Road
Richmond, Virginia 23230

         Re: Federal Income Tax Consequences of Merger of HM Merger Subsidiary, Inc., a Wholly Owned Subsidiary of Heilig-Meyers Company, with and into Rhodes, Inc.

Ladies and Gentlemen:

         We have acted as tax counsel to Rhodes, Inc. ("Rhodes") in connection with the merger (the "Merger") of HM Merger Subsidiary, Inc. ("Newco"), a wholly owned subsidiary of Heilig- Meyers Company ("Heilig-Meyers"), with and into Rhodes, pursuant to the Agreement and Plan of Merger dated as of September 17, 1996 (the "Agreement") by and between Heilig-Meyers, Newco, and Rhodes. You have requested our opinion, in our capacity as tax counsel to Rhodes, regarding certain of the federal income tax consequences of the Merger.

         We understand that our opinion will be referred to in the Proxy Statement-Prospectus (the "Proxy Statement") that forms part of the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission in connection with the Merger. We hereby consent to such use of our opinion.

         All capitalized terms used herein without definition have the respective meanings specified in the Agreement.

Rhodes, Inc.
Heilig-Meyers Company
November 14, 1996
Page 2


                             INFORMATION RELIED ON

         In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Agreement and the Proxy Statement. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with various representatives of Heilig-Meyers and Rhodes. In addition, we have obtained written certificates from Heilig-Meyers, Rhodes, and certain shareholders of Rhodes to verify certain relevant facts that have been represented to us or that we have assumed in rendering this opinion.

         Based upon the aforementioned consultations, we have assumed that the following statements are true on the date hereof and will be true at the time of the Merger:

                  (1) The Merger will be consummated in compliance with the material terms of the Agreement and none of the material terms and conditions therein have been waived or modified and neither Heilig-Meyers nor Rhodes has any plan or intention to waive or modify any such material term or condition.

                  (2) The fair market value of the Heilig-Meyers Common Stock and other consideration received by each Rhodes shareholder will be approximately equal to the fair market value of the Rhodes Common Stock surrendered in the Merger.

                  (3) There is no plan or intention by the shareholders of Rhodes to sell, exchange, or otherwise dispose of a number of shares of Heilig-Meyers Common Stock received in the Merger that would reduce the Rhodes shareholders' ownership of Heilig-Meyers Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding Rhodes Common Stock as of the same date. For purposes of this representation, shares of Rhodes Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Heilig- Meyers Common Stock will be treated as outstanding Rhodes Common Stock on the date of the Merger. Moreover, shares of Rhodes Common Stock and shares of Heilig-Meyers Common Stock held by Rhodes shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

Rhodes, Inc.
Heilig-Meyers Company
November 14, 1996
Page 3



                  (4) Following the Merger, Rhodes will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Newco's net assets and at least 70 percent of the fair market value of Newco's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Rhodes or Newco to dissenters, amounts paid by Rhodes or Newco to shareholders who receive cash or other property, amounts used by Rhodes or Newco to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Rhodes or Newco will be included as assets of Rhodes or Newco, respectively, held immediately prior to the Merger.

                  (5) Prior to the Merger, Heilig-Meyers will directly own all of the outstanding shares of stock of Newco.

                  (6) Rhodes has no plan or intention to issue additional shares of its stock that would result in Heilig-Meyers acquiring or owning after the Merger less than 80 percent of the total combined voting power of all classes of Rhodes stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Rhodes stock.

                  (7) Heilig-Meyers has no plan or intention to cause Rhodes to issue additional shares of Rhodes stock that would result in Heilig-Meyers (or a wholly owned subsidiary of Heilig-Meyers) owning after the Merger less than 80 percent of the total combined voting power of all classes of Rhodes stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Rhodes stock.

                  (8) Heilig-Meyers has no plan or intention to reacquire any of the shares of Heilig-Meyers Common Stock issued in the Merger.

                  (9) Heilig-Meyers has no plan or intention to liquidate Rhodes; to merge Rhodes with or into another corporation; to sell or otherwise dispose of any of the Rhodes Common Stock, except for transfers of stock to corporations controlled by Heilig-Meyers; or to cause Rhodes to sell or otherwise dispose of any of its assets or any of the assets acquired from Newco, except for dispositions made in the ordinary course of business.

                  (10) Newco will have no liabilities at the time of the Merger, and will not transfer to Rhodes any assets subject to liabilities in the transaction.

Rhodes, Inc.
Heilig-Meyers Company
November 14, 1996
Page 4


                  (11) Following the Merger, Rhodes will continue its historic business or use a significant portion of its historic business assets in a business.

                  (12) Heilig-Meyers, Newco, Rhodes, and the shareholders of Rhodes will pay their respective expenses, if any, incurred in connection with the Merger.

                  (13) There is no intercorporate indebtedness existing between Heilig-Meyers and Rhodes or between Newco and Rhodes that was or will be issued, acquired, or settled at a discount.

                  (14) In the Merger, Heilig-Meyers will acquire shares of Rhodes Common Stock representing at least 80 percent of the total combined voting power of all classes of Rhodes stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Rhodes stock, solely in exchange for voting stock of Heilig-Meyers. For purposes of this representation, shares of Rhodes Common Stock exchanged for cash or other property originating with Heilig-Meyers will be treated as outstanding Rhodes Common Stock on the date of the Merger.

                  (15) At the time of the Merger, Rhodes will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Rhodes that, if exercised or converted, would affect Heilig-Meyers' acquisition or retention of Rhodes Common Stock representing at least 80 percent of the total combined voting power of all classes of Rhodes stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Rhodes stock.

                  (16) Heilig-Meyers is the beneficial owner of 25 shares of Rhodes Common Stock. Neither Heilig-Meyers nor any subsidiary of Heilig-Meyers owns, directly or indirectly, nor has any such corporation owned during the past five years, directly or indirectly, any other capital stock of Rhodes.

                  (17) Neither Rhodes, Heilig-Meyers, nor Newco is a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets (excluding cash, cash items, receivables and U.S. government securities) are stock or securities and 80 percent or more of the value of whose total assets are assets held for investment. For purposes of the 50 percent and 80 percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded, and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets. A corporation

Rhodes, Inc.
Heilig-Meyers Company
November 14, 1996
Page 5


shall be considered a subsidiary for purposes of this paragraph if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding.

                  (18) On the date of the Merger, the fair market value of the assets of Rhodes will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

                  (19) Rhodes is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

                  (20) None of the compensation received by any shareholder-employees of Rhodes in contemplation of or as a result of the Merger will be separate consideration for, or allocable to, any of their shares of Rhodes Common Stock; none of the shares of Heilig-Meyers Common Stock received by any shareholder-employees of Rhodes in exchange for Rhodes Common Stock in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees pursuant to the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

                  (21) The payment of cash in lieu of fractional shares of Heilig-Meyers Common Stock is solely for the purpose of avoiding the expense and inconvenience to Heilig- Meyers of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Rhodes shareholders instead of issuing fractional shares of Heilig-Meyers Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the Rhodes shareholders in exchange for their shares of Rhodes Common Stock. The fractional share interests of each Rhodes shareholder will be aggregated and no Rhodes shareholder will receive cash in an amount equal to or greater than the value of one full share of Heilig-Meyers Common Stock.

                                     OPINION

         Based upon the foregoing, it is our opinion that:

Rhodes, Inc.
Heilig-Meyers Company
November 14, 1996
Page 6

                  (1) The Merger will constitute a "reorganization" within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the Code;

                  (2) The exchange in the Merger of Rhodes Common Stock for Heilig-Meyers Common Stock will not give rise to gain or loss to the Rhodes shareholders;

                  (3) The tax basis of the Heilig-Meyers Common Stock received in the Merger by a Rhodes shareholder (including any fractional share interest) will be the same as the tax basis of the Rhodes Common Stock exchanged for such Heilig-Meyers Common Stock;

                  (4) The holding period for the Heilig-Meyers Common Stock received in the Merger by a Rhodes shareholder will include the holding period of such shareholder in the Rhodes Common Stock exchanged for such Heilig-Meyers Common Stock, provided that the Rhodes Common Stock is held as a capital asset at the Effective Time of the Merger; and

                  (5) A Rhodes shareholder who receives cash in lieu of a fractional share of Heilig-Meyers Common Stock will recognize gain or loss equal to the difference between such cash amount and the shareholder's basis in the fractional share interest.

         The opinion expressed herein is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein that we have assumed to be true on the day hereof and at the time of the Merger. Our opinion cannot be relied upon if any of the material facts contained in such documents or in any such additional information are, or later become, inaccurate or if any of the material statements set out herein are, or later become, inaccurate. Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address herein, nor have we addressed herein, any other tax consequences of the Merger.

                                                     Very truly yours,

                                                     /s/ King & Spalding

                                                     KING & SPALDING